Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 6, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information for the year ended December 31, 2005 discussed in Note 15, as to which the date is July 30, 2008 relating to the financial statements for the year ended December 31, 2005 which appears in the Current Report on Form 8-K dated July 30, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

July 30, 2008